For Immediate Release:
Republic Airways Holdings Inc. reports preliminary
second quarter 2015 financial results
Indianapolis, Ind. (July 24, 2015) - Republic Airways Holdings Inc. (NASDAQ: RJET/NM) today announced preliminary second quarter 2015 results.
Preliminary Second Quarter 2015 Results
The Company expects to report second quarter net income of $4.0 to $5.0 million or $0.08 to $0.10 per diluted share, and pretax margins of 2.5% to 3.0% on operating revenues of $338 to $340 million. The second quarter results were negatively impacted by, among other factors, an operation that produced approximately 4% fewer block hours than forecasted due to the ongoing operational disruption caused by regulatory changes and further intensified by our ongoing pilot labor dispute.
National Pilot Shortage and Labor Dispute Continue to Disrupt Operations
The Airline Safety and Federal Aviation Administration (FAA) Extension Act of 2010 directed the FAA to enact significant regulatory changes. The law had several elements, one of which was a change to pilot qualification standards that became effective on August 1, 2013, adding new requirements for first officers to hold an Airline Transport Pilot (ATP) certificate, requiring additional training and a minimum 1,500 hours total flight time as a pilot. Previously, first officers were required to have only a commercial pilot certificate, which required 250 hours of flight time before beginning an FAA approved commercial airline training program. Another element of the law required the FAA to implement more restrictive limits on pilot flight and duty times. The new limits became effective on January 1, 2014 and immediately had the effect of reducing pilot productivity 5-7%, further exacerbating the growing pilot shortage.
The Company’s ongoing labor dispute with the International Brotherhood of Teamsters (IBT), the union which represents the bargaining rights of all Republic pilots, is further amplifying our pilot staffing challenges. The IBT and the Company are currently negotiating under the supervision of the National Mediation Board for an amended collective bargaining agreement. Since April 2015, limited progress has been made in the negotiations due to the IBT’s unrealistic and unsustainable demands. The Company has presented a comprehensive proposal to the IBT that would place our pilots ahead of their peers in the regional airline industry for both compensation and work rules. The lack of a new agreement for our pilots requires the Company to maintain its below market contract and is contributing to increased levels of attrition and an inability for the Company to attract new pilots.
Due to the IBT’s unrealistic bargaining position, the Company cannot predict with any certainty a timeline for resolution. As a result, the Company anticipates continued operational disruption related to the ongoing labor dispute and the growing national pilot labor shortage. The Company has initiated discussions with our mainline partners to take the necessary actions to both temporarily and permanently reduce scheduled flying commitments for the remainder of 2015 and the first half of 2016. In light of the anticipated fleet reductions, the Company is rescinding all previously issued financial and operational guidance.

On July 9, 2015, the IBT filed suit against the Company alleging that the Company unilaterally increased compensation for its pilots and new hire pilots in violation of the Railway Labor Act. We believe the suit is completely without merit, and the Company will take appropriate steps to respond.
The Company is exploring all of its options to mitigate any adverse impact from these matters and restore its operational and financial performance to normal levels. The Company has engaged Seabury Group as an advisor to assist in these efforts.
Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Republic Airlines and Shuttle America, collectively called “the airlines.” The airlines operate a combined fleet of about 240 aircraft and offer scheduled passenger service with more than 1,250 flights daily to approximately 100 cities in the U.S., Canada and the Caribbean through fixed-fee flights operated under our major airline partner brands of American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ about 6,500 aviation professionals. For more about Republic Airways, please visit our website at www.rjet.com.
Forward Looking Information
Statements regarding the Company’s operational and financial success, business model, expectations about future success, competitive environment, operational performance and our ability to maintain or improve our costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2014, or as supplemented in the Company’s subsequently filed periodic reports. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

Bob Birge
Director of Corporate Communications
Republic Airways Holdings
8909 Purdue Road, Suite 300
Indianapolis, IN 46268
(317) 471-2808
Robert.birge@rjet.com